SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 28, 2003

INVITROGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-25317	33-0373077

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1600 Faraday Avenue, Carlsbad, CA	92008

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 603-7200

Not Applicable

(Former name or former address, if changed since last report)

Item 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On March 28, 2003, Invitrogen Corporation and Vertex Pharmaceuticals Incorporated completed the sale of certain products and technology rights of PanVera LLC, a wholly owned subsidiary of Vertex, to Invitrogen for approximately $93,200,000 in cash. The purchase price was determined by arms length negotiation of the parties and was paid by Invitrogen out of its working capital.

     Under the terms of the asset purchase agreement by and among Invitrogen, Vertex and PanVera, Invitrogen acquired PanVera’s biochemical and cellular assay capabilities and its portfolio of proprietary reagents, probes and proteins. Invitrogen also acquired PanVera’s research and development and manufacturing facility in Madison, Wisconsin. Invitrogen intends to continue to use this facility for such purposes.

     The description of the transaction contemplated by the asset purchase agreement contained in this Item 2 is qualified in its entirety by reference to the full text of the asset purchase agreement, which is included as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial statements of business acquired.

     The audited financial statements required by this Item 7 related to the assets acquired and liabilities assumed from PanVera LLC as of and for the year ended December 31, 2002, will be filed by amendment.

     (b)  Pro forma financial information.

     The pro forma financial information required by this Item 7 for the combined results of Invitrogen and the assets acquired and liabilities assumed from PanVera LLC as of and for the year ended December 31, 2002, will be filed by amendment.

     (c)  Exhibits

Exhibit	Description

2.1	Asset Purchase Agreement by and among Vertex Pharmaceuticals Incorporated, PanVera LLC and Invitrogen Corporation, dated February 4, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invitrogen Corporation

Date: April 11, 2003	By:	/s/ C. Eric Winzer

C. Eric Winzer Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Asset Purchase Agreement by and among Vertex Pharmaceuticals Incorporated, PanVera LLC and Invitrogen Corporation, dated February 4, 2003.